UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Materials Pursuant to Sec. 240.14a-12

ADA-ES, INC.

____________________________________

(Name of Registrant as Specified In Its Charter)

N/A

____________________________________

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No Fee Required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

______________________________

2)	Aggregate number of securities to which transaction applies:

______________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________

4)	Proposed maximum aggregate value of transaction:

______________________________

5)	Total fee paid:

______________________________

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

______________________________

2)	Form, Schedule or Registration Statement No.:

______________________________

3)	Filing Party:

______________________________

4)	Date Filed:

______________________________

EXPLANATORY NOTE

This Amendment is being filed to change the record date April 19, 2010 to April 30, 2010.

ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

(303) 734-1727

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of ADA-ES, Inc. (“ADA-ES” or the “Company”), a Colorado corporation, will be held at 9:00 a.m. (local time) on June 16, 2010 at the Company’s offices, located at 8100 SouthPark Way, Unit B in Littleton, Colorado, or at any postponement or adjournment thereof, for the following purposes:

1.	To elect nine directors of the Company;

2.	To ratify the Audit Committee’s selection of Ehrhardt, Keefe, Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To approve the Stock Issuance Plan for the issuance of shares of the Company’s common stock in excess of 20% of the amount of our outstanding shares of common stock and not more than 3.5 million shares, including shares of common stock potentially underlying preferred stock, options and/or warrants, in connection with raising capital for implementing our growth plans and general working capital purposes; and

4.	To consider and vote upon such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on April 30, 2010 are entitled to notice of and to vote at the meeting.

Our shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the Meeting, we urge you to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

Please call on our toll-free number (888-822-8617) if you require directions or have other questions concerning the meeting.

By Order of the Board of Directors,

Mark H. McKinnies
Secretary

April 23, 2010

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 16, 2010: The Company’s Proxy Statement and Annual Report to Shareholders are Available at: www.edocumentviewer.com/ADES

PROXY STATEMENT

ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, CO 80120

Telephone: (303) 734-1727

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2010

This Proxy Statement is furnished to the shareholders of ADA-ES, Inc. (the “Company”), a Colorado corporation, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”), to be voted at our ANNUAL MEETING OF SHAREHOLDERS to be held on Wednesday, June 16, 2010, at the Company’s offices at 8100 SouthPark Way, Unit B, Littleton, Colorado and any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy is first being mailed or given to our shareholders on or about May 7, 2010. The shares represented by all proxies that are properly executed and submitted will be voted at the Meeting in accordance with the instructions indicated thereon, and if no instructions are given, then in the discretion of the proxy holder. Throughout this Proxy Statement, the terms “we,” “us” “our” and “our Company” refer to ADA-ES, Inc., and unless the context indicates otherwise, our consolidated subsidiaries.

VOTING RIGHTS AND VOTE REQUIRED

Our Board has fixed the close of business on April 30, 2010, as the record date for determination of shareholders entitled to notice of and to vote at the meeting. On the record date, 7,410,976 shares of our Common Stock were issued and outstanding, each of which entitles the holder thereof to one vote on all matters that may come before the meeting. We do not have any class of voting securities outstanding other than our Common Stock. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. If a quorum exists, actions or matters other than the election of the Board are approved if the votes cast in favor of the action exceed the votes cast opposing the action unless a greater number is required by the Colorado Business Corporation Act or our Articles of Incorporation. Abstentions will not affect the election of directors.

If as of the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then that firm or organization is the shareholder of record for purposes of voting at the annual meeting and you are considered the beneficial owner of shares held in “street name.” If you are a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. If you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may vote your shares on routine matters or they may elect not to vote your shares. The proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year is considered a “routine matter,” but the other proposals being voted on at the Meeting (including Proposal 1 concerning the election of directors and Proposal 3 concerning the Stock Issuance Plan) are not considered “routine matters” and brokers will not be entitled to vote on those proposals absent specific instructions and authorization from the beneficial owners of the shares. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes on a particular proposal are considered present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on the proposal and accordingly will have no effect on the vote.

We invite beneficial owners to attend the annual meeting. If you are a beneficial owner and not a shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the annual meeting. If you want to attend the meeting, but not vote, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 30, 2010, a copy of the voting instruction card provided by your broker or other agent or other similar evidence of ownership.

A minimum of one-third of the shares of Common Stock issued and outstanding must be represented at the meeting in person or by proxy in order to constitute a quorum. Cumulative voting is not allowed for any purpose. Assuming a quorum is present, the nine nominees receiving the highest number of votes cast will be elected as directors.

Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•

FOR the persons nominated by the Board for directors, being Robert N. Caruso, Michael D. Durham, John W. Eaves, Derek C. Johnson, Ronald B. Johnson, W. Phillip Marcum, Mark H. McKinnies, Jeffrey C. Smith and Richard J. Swanson;

•

FOR the ratification of the Audit Committee’s selection of Ehrhardt, Keefe, Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•

FOR the approval of the Stock Issuance Plan for authorization to issue shares of the Company’s common stock in excess of 20% of the amount of our outstanding shares of common stock and not more than 3.5 million shares, including shares of common stock underlying options and warrants, in connection with raising capital for the implementation of our growth plans and general working capital requirements.

We do not know of any other matter or motion to be presented at the meeting. If any other matter or motion should be presented at the meeting upon which a vote must be properly taken, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with that person’s judgment, including any matter or motion dealing with the conduct of the meeting.

Voting by Mail, via the Internet or by Telephone

Shareholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the meeting in the manner you direct. If no directions are specified, such proxies will be voted as described above.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Any shareholder who completes a proxy or votes via the Internet or by telephone may revoke the action at any time before it is exercised by delivering written notice of such revocation to the Company (c/o Mark H. McKinnies, Secretary), 8100 SouthPark Way, Unit B, Littleton, Colorado, 80120, by submitting a new proxy executed at a later date, or by attending the Meeting and voting in person.

The Company will pay solicitation expenses. In addition to solicitation by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by mail, in person or by electronic communication or other telecommunication.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of nine members. Our Nominating and Governance Committee recommended to our Board of Directors the slate of nine directors for re-election by our shareholders, and the Board approved the recommendation and the slate of directors. Each director will hold office until the next Annual Meeting of Shareholders and thereafter until a successor is elected and qualified. Cumulative voting is not permitted in the election of directors. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE INDIVIDUALS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN FAVOR OF THE ELECTION OF THE FOLLOWING PERSONS NAMED AS OUR NOMINEES FOR DIRECTORS: ROBERT N. CARUSO, MICHAEL D. DURHAM, JOHN W. EAVES, DEREK C. JOHNSON, RONALD B. JOHNSON, W. PHILLIP MARCUM, MARK H. MCKINNIES, JEFFREY C. SMITH and RICHARD J. SWANSON.

All of the nominees are currently members of the Board. Each of the nominees has consented to be named herein and to serve if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election, but if this should occur, the persons named in the proxy intend to vote for the election in his stead of such other person as the Board may recommend. It is the policy and practice of the Company that all directors attend the Meeting. Six of our directors serving at the time of our 2009 Annual Meeting of Shareholders attended that meeting.

The following table sets forth certain information as to each nominee (and current director) of the Company:

Name	Age	Position and Offices	Director Since

Robert N. Caruso(1)	58	Director, Member of the Compensation Committee and Chairman of the Nominating and Governance Committee	2006

Michael D. Durham	60	Director, President and Chief Executive Officer	2003

John W. Eaves (2)	52	Director, Member of the Compensation and Nominating and Governance Committees	2004

Derek C. Johnson	49	Director, Member of the Audit and Nominating and Governance Committees	2006

Ronald B. Johnson	78	Director, Chairman of the Compensation Committee, Member of the Audit Committee	2003

W. Phillip Marcum (3)	66	Chairman of the Board of Directors, Member of the Compensation and Nominating and Governance Committees	2008

Mark H. McKinnies	58	Director, Senior Vice President, Chief Financial Officer and Secretary	2003

Jeffrey C. Smith	58	Member of Audit and Compensation Committees	2003

Richard J. Swanson (4)	74	Director, Chairman of the Audit Committee, Member of the Compensation Committee	2006

(1)	Mr. Caruso served as a chairman of the board of American Shipping Company, a Norway-based vessel owning company (OSL: AMSC) from June 2008 to April 2010.

(2)	Mr. Eaves is a director of Arch Coal, Inc., a public company located in St. Louis, Missouri (NYSE: ACI). The initial appointment of Mr. Eaves to our Board was made pursuant to a 2003 Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock.

(3)	Mr. Marcum has served as a chairman of the board of PNG Ventures Inc. (being reorganized as Applied Natural Gas Fuels, Inc.), a public company located in Dallas, Texas (OTC: PNGXQ) since 2008. He served as a director of Key Energy Services, Inc., a public company located in Houston, Texas (NYSE: KEG) since 1996.

(4)	Mr. Swanson has served as a director and Audit Committee Chairman of Ascent Solar Technologies, Inc., a public company located in Thornton, Colorado (NASDAQ: ASTI) since January 2007.

Other than as set forth in footnote above with respect to Mr. Eaves, there are no arrangements or understandings between any directors or executive officers and any other person or persons pursuant to which they were selected as directors or executive officers.

EXPERIENCE AND QUALIFICATIONS OF DIRECTOR NOMINEES

The Nominating and Governance Committee seeks directors with strong reputations and experience in areas relevant to our strategy and operations, such as mining, environmental and chemical technologies, government regulation and relations and supply chain management. Each of the nominees for election as director holds or has held senior executive positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. The Nominating and Governance Committee also believes that each of the nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

The specific experience, qualifications and background of each nominee follows:

Mr. Caruso currently serves as a managing partner of B/3 Management Resources, LLC, a management consulting and technical services firm, and has held that position since 1988. Mr. Caruso serves as the general manager of Design Net Engineering, LLC, an aerospace engineering company, since 2006. Mr. Caruso has also served as Vice President of IngeniumCare, a developer of remote healthcare monitoring systems, since 2003. From 1999 to 2001, Mr. Caruso was Vice President and General Manager of Applied Science & Technology, a public company at the time, providing reactive gas processing systems and specialty power sources to the semiconductor and medical equipment markets. Previously, Mr. Caruso was an executive officer of a division of Adolph Coors Company and held several management positions with the Aluminum Company of America (ALCOA). From June 2008 to April 2010, Mr. Caruso served as Chairman of the Board of American Shipping Company ASA, a Norwegian company with U.S. operations based in Philadelphia, PA (OSL:ASMC). Mr. Caruso has a B.S. in Engineering Mechanics and B.A. in General Arts and Sciences from Pennsylvania State University and an MBA from Wayne State University. Mr. Caruso is Chairman of the Nominating and Governance Committee.

Dr. Durham was a co-founder in 1985 of ADA Technologies, Inc., an Englewood, Colorado private company which contracts to the federal government and others for development of emission technologies. ADA Environmental Solutions LLC, our wholly owned subsidiary, was originally spun-out of ADA Technologies in 1996. Dr. Durham has been President, CEO and a director of the Company since 2003 and President of ADA Environmental Solutions, LLC since its formation in 1996. Dr. Durham has a B.S. in Aerospace Engineering from Pennsylvania State University, an M.S. and Ph.D. in Environmental Engineering from the University of Florida and an Executive MBA from the University of Denver. Dr. Durham is a member of the Board of the American Coal Council, a trade association of companies that sell, use and provide services related to coal, a Board member and officer of the Institute of Clean Air Companies, a trade association of companies that provide equipment to measure and control air pollution, and was appointed a member of the National Coal Council, which advises the Secretary of Energy on coal-related issues.

Mr. Eaves currently serves as President, Chief Operating Officer and a director of Arch Coal, Inc. Mr. Eaves previously held the position of Vice President of Marketing for Arch Coal since that company’s formation on July 1, 1997. Prior to that time, he served as President of the marketing subsidiary of Arch Mineral Corporation, one of Arch Coal’s predecessor companies. He also held various positions in sales and administration with Diamond Shamrock Company and Natomas Coal Company. Mr. Eaves holds a B.S. degree from the University of Kentucky and attended an Executive Management Program at the Wharton School of Business and an Advanced Management Program at Harvard Business School.

Mr. Derek Johnson serves as the President of Fusion Specialties, a specialty supplier to the retail industry, and has held that position since September 2009 and previously from November 2005 to October 2008. Mr. Johnson previously served as the Vice President of new business development for Kennametal, a public company based in Pittsburgh, PA. Mr. Johnson held this position from October 2008 to August 2009. Since 2008, Mr. Johnson has served as a Director of Qualmark Corporation (OTC.PK: QMRK), a company that designs, manufactures, and markets proprietary equipment that rapidly and efficiently exposes product design and manufacturing-related defects for the purpose of improving product quality and reliability. From 1984 to 2005, Mr. Johnson was employed in various positions, most recently as President and Chief Operating Officer, by CoorsTek, a manufacturer of technical products, supplying critical components and assemblies for mining, automotive, semiconductor, aerospace, electronic, power generation, telecommunication and other high-technology applications on a global basis. He has a Higher National Certificate from Kirkcaldy College in Scotland and an Executive MBA from the University of Denver.

Mr. Ronald Johnson has been involved in all phases of the chemical industry, including production, compounding and distribution in domestic and international markets, for 50 years. He held a marketing position in strategic planning with DuPont, Industrial and Biochemical Department; Gamlen Chemical, an international compounding company as manager of worldwide development; and Univar, a large global chemical distributor from 1968 to 1984. He served as a Board member of Charter National Bank and Trust from 1998 to 2002. Mr. Johnson also served on the Board of Earth Sciences, Inc. from 1999 to 2003. Mr. Johnson has been President of Twin-Kem International, Inc., a distributor of agricultural and industrial chemicals, since 1984, and President of ExecuVest, Inc., an oil & gas exploration company, since 1987. Mr. Johnson is Chairman of the Compensation Committee.

Mr. Marcum was appointed a director of the Company in January 2008 and currently serves as the Chairman of our Board. Mr. Marcum has served as a chairman of the board of PNG Ventures Inc.(being reorganized as Applied Natural Gas Fuels, Inc.), a liquefied natural gas producer based in Dallas, Texas (OTC PNGXQ) since 2008. He served as a director of Key Energy Services

(NYSE: KEG), an oilfield services company based in Houston, Texas, since 1996. Prior to his appointment to the Board of Key Energy Services, he was the non-executive Chairman of the Board of WellTech, Inc. from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 to April 2007, Mr. Marcum was Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., currently known as PowerSecure International (NASDAQ: POWR). He retired in April 2007. Mr. Marcum has been a principal in MG Advisors, LLC since April 2007. He holds a bachelor’s degree in Business Administration from Texas Tech University.

Mr. McKinnies has served as our Chief Financial Officer and Secretary since 2003 and was appointed as Senior Vice President in September 2005. Mr. McKinnies was employed by Earth Sciences from 1978 through 2000. A CPA, Mr. McKinnies worked for Peat, Marwick, Mitchell & Co. before commencing employment at Earth Sciences in 1978. Mr. McKinnies holds a bachelors degree in Accounting from the University of Denver.

Mr. Smith was appointed a director of the Company in August 2003 and is presently retired from his position as a self-employed lawyer in the Law Office of Jeffrey C. Smith, a position he held from April 2003 to December 2009. From 1981 until April 2003, Mr. Smith served as Managing Director of ESI International, providing regulatory consulting services. Mr. Smith is a past Executive Director of the Institute of Clean Air Companies, where he served for 17 years. Mr. Smith holds a bachelors degree from Duke University and a J.D. from the University of Michigan.

Mr. Swanson was appointed a director of the Company in July 2006 and serves as the Chairman of the Audit Committee. Mr. Swanson has been an advisor and performance coach to CEO’s and business owners in Colorado for 15 years through an affiliation with Vistage International, Inc. (formerly the Executive Committee), the world’s leading CEO membership organization. Previously he was with Accenture, was the CFO of a $200 million company, and was the founder and president of a commercial real estate investment and development company in Denver. He has accomplished corporate turnaround projects, has served on a number of private company boards, and is also a director and Audit Committee Chairman of Ascent Solar Technologies Inc. (NASDAQ: ASTI). He has a B.A. in History from the University of Colorado and an MBA from Harvard Business School. Mr. Swanson is Chairman of the Audit Committee.

No family relationship exists between any directors or executive officers.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Board maintains audit, compensation and nominating and governance committees. In our fiscal year 2009 all directors other than Dr. Durham and Mr. McKinnies qualified as “independent directors” as defined in NASD Rule 4200(a)(15), and each Board committee was comprised solely of independent directors. The charters of each committee are available on our website at www.adaes.com under “Investor Relations.”

BOARD MEETINGS AND COMMITTEES

Our Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. However, in accordance with corporate legal principles, the Board is not involved in day-to-day operating matters. Members of the Board are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them weekly and monthly, and through discussions with the President and other officers.

The Board of Directors met nine times in 2009. At each of the Board of Directors meetings the independent directors were polled to determine if they believed an Executive Session was needed. On two occasions such sessions were held where management of the Company was excluded. The Audit Committee met eight times in 2009, the Compensation Committee met seven times in 2009 and the Nominating and Governance Committee met six times in 2009. All of the directors were present for more than 75% of the meetings of the Board of Directors and the committees of which they were members held during their individual terms.

AUDIT COMMITTEE

Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which consists of Messrs. Derek Johnson, Ronald Johnson, Smith and Swanson. Mr. Swanson serves as the chairman of the Audit Committee. Our Board has determined that Mr. Swanson is an Audit Committee Financial Expert. Mr. Swanson is “independent” as that term is used in the listing requirements for the Nasdaq Stock Market, and a brief listing of his relevant experience is stated in his biography above under the caption entitled “Experience and Qualifications of Director Nominees.”

The role and functions of the Audit Committee are set out in the Audit Committee Charter, as amended, originally adopted by the Company’s Board and most recently amended on September 23, 2005. The role of the Audit Committee is one of oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s functions include the following: reviewing and assessing the Audit Committee Charter annually; overseeing the Company’s compliance with legal, ethical and regulatory requirements; overseeing the Company’s processes to identify and manage business and financial risk; appointing, approving the compensation of and reviewing the Company’s relationships with its independent registered public accounting firm and/or other auditors and assessing the impact such relationships may have on the auditors’ objectivity and independence; taking other appropriate action to oversee the independence of the outside auditors; reviewing and considering the matters identified in Statement on Auditing Standards No. 114 with the outside auditors and management; reviewing and discussing the Company’s financial statements with the outside auditors and management; recommending whether the Company’s audited financial statements should be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission (“SEC”); and reporting to the Board on all such matters. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with the Company’s management; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding communication with audit committees (AICPA Professional Standards, Vol. 1, AU section 380); and (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

The Audit Committee:	Richard Swanson, Chairman
Derek Johnson
Ronald Johnson
Jeffrey C. Smith

NOMINATING AND GOVERNANCE COMMITTEE

Our Board has appointed a Nominating and Governance Committee consisting of Messrs. Caruso, Eaves, Derek Johnson and Marcum. Mr. Caruso serves as the chairman of the Nominating and Governance Committee. The responsibilities of the Committee, as set forth in the Nominating and Governance Committee Charter, include selecting director nominees for the Board, reviewing director compensation and benefits and submitting the same to the entire Board for approval, overseeing the annual self-evaluation of the Board and its committees, recommending the structure and composition of Board committees to the entire Board for approval and monitoring in conjunction with the Audit Committee compliance with our Code of Conduct and granting any waivers thereto with respect to directors and executive officers, recommending individuals to serve as Chairperson of the Board and Chief Executive Officer and reviewing the Chief Executive Officer’s recommendations for individuals to serve as executive officers and analyzing and recommending such persons to the Board.

Criteria established for the selection of candidates for the Board include:

a.	An understanding of business and financial affairs and the complexities of an organization that operates as a public company in the business of the Company;

b.	A genuine interest in representing all of our shareholders and the interests of the Company overall;

c.	A willingness and ability to spend the necessary time required to function effectively as a director;

d.	An open-minded approach to matters and the resolve and ability to independently analyze matters presented for consideration;

e.	A reputation for honesty and integrity that is above reproach;

f.	Any qualifications required of independent directors by the NASDAQ Stock Market and applicable law; and

g.	As to any candidate who is an incumbent director (who continues to be otherwise qualified), the extent to which the continuing service of such person would promote stability and continuity in the Boardroom as a result of such person’s familiarity and insight into the Company’s affairs, and such person’s prior demonstrated ability to work with the Board as a collective body.

Director nominees are generally identified by our officers, directors or shareholders based on industry and business contacts. Regardless of the source of the nomination, nominees are interviewed and evaluated by the Nominating and Governance Committee, other members of the management team and the Board as deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee then presents qualified candidates to the Board for a final discussion and vote.

We do not have a formal policy with respect to the consideration of diversity in the identification of director nominees, but the Nominating and Governance Committee strives to select candidates for nomination to the Board with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills and expertise to oversee the Company’s businesses.

Under the Nominating and Governance Committee Charter, the Nominating and Governance Committee will consider nominees submitted by our shareholders. Recommendations of individuals that meet the criteria set forth in the Nominating and Governance Committee Charter for election at our 2011 annual meeting of shareholders may be submitted to the Committee in care of Mark H. McKinnies, Secretary, at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 no later than December 31, 2010.

The Committee has recommended to our Board the slate of directors for this Annual Meeting as set forth above. No third party was used in identifying or evaluating nominees, and we received no shareholder recommendations for nominees. The initial appointment of Mr. Eaves to our Board was made pursuant to a 2003 Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock.

COMPENSATION COMMITTEE

Our Board has appointed a Compensation Committee consisting of Messrs, Caruso, Eaves, Ronald Johnson, Marcum, Swanson and Smith. Mr. Johnson serves as the chairman of the Compensation Committee. The responsibilities of the Compensation Committee, as set forth in the Compensation Committee Charter, most recently amended on June 17, 2008, include reviewing our executive compensation programs to analyze their alignment with attracting, retaining and motivating our executive officers to achieve our business objectives; establishing annual and long-term performance goals for our executive officers and evaluating their performance in light of such goals, reviewing and making recommendations concerning our long-term incentive plans and shareholder proposals related to compensation and administering our equity-based and employee benefit plans. See “Executive Compensation” below for additional information.

SHAREHOLDER COMMUNICATIONS TO DIRECTORS

Any shareholder may communicate directly with the Board (or any individual director) by writing to the Chairman of the Board, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 or by emailing the Board through the “Contact the Board” link on our website at www.adaes.com. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. Provided that such communication addresses a legitimate business issue, the Company or the Chairman will forward the shareholder’s communication to the appropriate director. For any communication relating to accounting, auditing or fraud, such communication will be forwarded promptly to the Chairman of the Audit Committee.

CODE OF ETHICS

We have adopted a Code of Conduct that applies to our officers, directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions, which includes a code of ethics as defined in Item 406(b) of SEC Regulation S-K. A copy of our Code of Conduct, which was most recently amended in April 2009, is available on our website at www.adaes.com. We intend to disclose any amendments to certain provisions of our Code of Conduct, or waivers of such provisions granted to executive officers and directors, on our website.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

We have a policy of keeping the roles of Chief Executive Officer and Chairman of the Board separate, and the roles are currently filled by two different individuals. We believe this arrangement is appropriate as it recognizes the distinction between the role played by the Chief Executive Officer, which is a position being more heavily oriented towards day-to-day management, while the Chairman’s functions as an independent director whose role it to oversee the Board of Directors and is also able to participate in executive sessions of the Board.

The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee periodically reports to the Board regarding briefings provided by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition to this compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s strategy and day-to-day business operations. The Board and management continually work together to assess and analyze our most likely areas of future risk.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Registered Public Accounting Firm

Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) served as the Company’s independent registered public accounting firm for fiscal years 2008 and 2009 and has performed procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with and including the quarter ended March 31, 2008.

Shareholder ratification of the Audit Committee’s selection of EKS&H as our independent registered public accounting firm as requested in Proposal 2 is not required by our bylaws or otherwise. The Board is submitting this proposal to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain this firm. We anticipate that a representative of EKS&H, who conducted the audits for the years ended December 31, 2008 and 2009, will be present at the Annual Meeting of Shareholders. There have been no disagreements on matters of accounting principles or practices, financial statement disclosures or audit scope or procedures between the Company and EKS&H, during the most recent fiscal year or any subsequent interim period. The representative of EKS&H will be available to respond to shareholder questions and will have the opportunity to make a statement at that time if the representative desires to do so.

Audit Fees

	EKS&H
	2009	2008
Audit Fees (1)	$181,750	$184,571
Audit Related Fees	$-	$-
Tax Fees (2)	$-	$31,000
All Other Fees (3)	$4,859	$6,309

(1) Includes annual and quarterly review services related to our Form 8-K, 10-Q, 10-K filings, Section 404 internal control audit service and review services related to the filings of Registration Statements on Form S-3 and Form S-8.

(2) Includes tax services related to the preparation of our 2007 Federal and State Tax Returns and 2008 estimated tax payments.

(3) Includes consultation services related to the application of certain accounting principles related to revenue recognition and financial statement disclosures.

Audit Committee Approval of Services

The Audit Committee pre-approves all audit or non-audit services performed by our independent accountant in accordance with Audit Committee policy and applicable law. The Audit Committee generally provides pre-approval of audit services and services associated with SEC registration statements, other SEC filings and responses to SEC comment letters (Audit Fees) and services related to internal control reviews, internal control reporting requirements and consultations with our management as to accounting or disclosure treatment of transactions or events and the impact of rules, standards or interpretations by the SEC and other regulatory or standard-setting bodies (Audit-Related Fees) for each 12-month period within a range of approved fees. To avoid certain potential conflicts of interest, the law prohibits us from obtaining certain non-audit services from our independent accountant. The Audit Committee has delegated authority to approve permissible services to its Chairman. The Chairman reports such pre-approvals to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by the independent accountants in 2009. None of the services of the independent accountants in 2009 were of the type specified in Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

PROPOSAL NO. 3

STOCK ISSUANCE PLAN – ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN EXCESS OF

20% OF THE AMOUNT OF OUR EXISTING OUTSTANDING SHARES AND NOT MORE THAN 3.5 MILLION

SHARES, INCLUDING SHARES OF COMMON STOCK POTENTIALLY UNDERLYING PREFERRED STOCK,

OPTIONS AND/OR WARRANTS IN CONNECTION WITH RAISING CAPITAL FOR IMPLEMENTING OUR

GROWTH PLANS AND FOR GENERAL WORKING CAPITAL PURPOSES

Background and Overview

We currently anticipate the likely need to raise additional capital to finance our growth plans which include additional refined coal facilities and opportunities in the growing mercury emission control market, as well as for general working capital purposes. We believe that it would be beneficial for the Company to be positioned to raise capital for future financing needs on an expedited basis in order to take advantage of the timing of favorable market conditions, and which may be on terms and conditions where the issuance of the security is not restricted or otherwise limited upon issuance, conversion or exercise.

Because our common stock is listed for trading on the NASDAQ Capital Market, the issuance of our common stock, or securities that are convertible or exercisable into common stock, is subject to the NASDAQ Marketplace Rules, including:

•

Rule 5635(b), which requires shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company (the “Change of Control Rule”); and

•

Rule 5635(a)(1)(A-B), which requires shareholder approval where the transaction is other than a public offering for cash and the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance (the “20% Rule”).

We are therefore seeking your approval now for the issuance of common stock or securities exercisable for or convertible into common stock that, absent such approval, would violate the Change of Control Rule and/or the 20% Rule. If this proposal is approved, we will be able to engage in a financing transaction or a series of financing transactions in which we will be allowed to issue more than 20% of our outstanding common stock (as of the date prior to the newly authorized issuance) but not more than a total of 3.5 million shares, either directly, upon conversion of a preferred stock, or through the exercise of warrants issued in that financing.

Potential Dilutive Effect on Existing Shareholders

Regardless of the type of security that is issued in connection with any future capital raising efforts, it is anticipated that such security or securities will constitute, either directly or by conversion or exercise, more than 20% of our then-issued and outstanding common stock and, accordingly, could be materially and substantially dilutive to our existing shareholders. We currently anticipate raising up to $25 to $35 million in new capital from a future financing or series of future financings. The terms of any such financing have not been determined at this time. However, we would issue no more than 3.5 million shares of our common stock (either directly or by the conversion of preferred stock and the exercise of warrants that would be issued in connection with any such direct common stock or preferred stock issuance or issuances). As a result, the maximum amount of dilution that may be experienced by current shareholders would be an aggregate of 3.5 million shares of common stock underlying the securities that may be issued in any such financing or financings.

We currently anticipate that in connection with such financing or series of financings, we will issue either common stock, convertible preferred stock, warrants, or some combination thereof, which could result in gross proceeds to us of up to $35 million in the aggregate, exclusive of any proceeds we may receive upon exercise of warrants that may be issued in such a financing. The future issuance price, conversion price or exercise price, as applicable, will probably be determined in relation to the market price of our common stock at the time of the issuance. Consequently, it is impossible to determine what that price might be. Accordingly, we can only provide you with information based upon the maximum amount of dilution you would experience if we issued 3.5 million shares (the maximum number of shares reserved for such purposes) in any such future financing or financings.

Finally, in order to provide our existing shareholders with as much dilution protection as possible, the price per share, conversion price or exercise price, as applicable, will not be greater than a 15% discount to the market price of our common stock at such time, which will be determined by our Board and may be based on a range of market prices over a certain time period or on a date certain.

Use of Proceeds from the Financing

As described in detail in our Annual Report on Form 10-K, we develop and implement proprietary environmental technology and provide specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. As a part of this business, we are actively involved in (1) designing, constructing and placing into operation refined coal facilities that qualify for tax credit under Section 45 of the IRC, and (2) designing, marketing and supplying mercury emissions control systems to coal-fueled power plants. Both of these areas provide near-term growth opportunities for the Company as discussed below, and are areas in which we may use proceeds from the issuance of securities pursuant to the Stock Issuance Plan.

Refined Coal Facilities

In 2006, we established Clean Coal Solutions, LLC as a joint venture with an affiliate of NexGen Resources Corporation, to market our patented refined coal technology that reduces emissions of NOX and mercury from certain coals in cyclone boilers. Clean Coal’s primary purpose is to qualify for Section 45 Tax Credits under the Internal Revenue Code of 1986, as amended (the “IRC”), which are obtained through the placing into service of facilities that produce “refined coal” (as defined in the IRC). In 2009 Clean Coal pursued several opportunities for placing refined coal facilities into service, ultimately placing two such facilities in service prior to January 1, 2010, both of which demonstrated the required emission reductions for their refined coal product to qualify for the tax credits. We are continuing to work with Congress and consultants in Washington, D.C. to pursue an extension of the deadline to qualify for the tax credits. The design, construction and placement into service of additional refined coal facilities that qualify for the tax credits would require capital investment by the Company.

Mercury Emission Control

We have been involved in developing and implementing technology for the control of hazardous pollutants from coal-fired boilers since 2000. Pursuant to the resolution of recent litigation, the U.S. Environmental Protection Agency has agreed to adopt rules reducing hazardous air pollutants (“HAP”) by November 2011, with implementation in 2014. These rules will establish a Maximum Achievable Control Technology (MACT)-based HAP regulation, which we believe will include the requirement to control mercury, organic compounds, volatile metals such as arsenic and selenium and acid gases such as hydrochloric acid from power plants. Additional regulation may require MACT-based mercury emissions regulation for the Portland cement industry or stricter mercury emissions control generally. We believe these new regulations will expand the market for our activated carbon injection (“ACI”) systems in North America. We have garnered an approximate 30% market share of ACI systems sold in North America. Pursuit of opportunities to maintain a similar market share in an expanding market will require investment of capital. We have also been engaged in the design and construction of an activated carbon manufacturing facility in Louisiana through an investment in ADA Carbon Solutions, LLC a venture which we are pursuing with Energy Capital Partners I, LP and its affiliated funds and expect to have the opportunity to invest in expanded AC production through ADA Carbon Solutions, which would require investment capital.

Forward-Looking Statements

The above description of our growth strategy contains forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, and include statements relating to whether Congress will pass an extension of the deadline to qualify for Section 45 tax credits, whether Clean Coal will be able to place additional refined coal facilities into service; whether the MACT-based HAP regulations will include the requirement to control mercury, organic compounds and other metals and acid gases from power plants; whether new regulations will target the Portland cement industry; whether any new regulations expand the market for our ACI systems; whether we will be able to take advantage of an expanded market for ACI systems; and whether we would have the opportunity to invest in expanded AC production through ADA Carbon Solutions. Risks, uncertainties and assumptions include those described in our SEC filings and especially in our most recent Annual Report on Form 10-K, filed with the SEC on March 29, 2010. These filings are available on a web site maintained by the SEC at http://www.sec.gov. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the expectations described in these statements.

Working Capital

In addition to, or instead of, the potential implementation of any or all of the growth strategies outlined above, we may use proceeds from the issuance of shares pursuant to the Stock Issuance Plan for general working capital purposes, including for satisfying indemnity obligations.

Necessity for Shareholder Approval

The NASDAQ Marketplace Rules include both the Change of Control Rule and the 20% Rule. Our Amended and Restated Articles of Incorporation allow us to issue both common stock and preferred stock, and the Board can designate the rights, preferences and privileges of any series of preferred stock. However, unless the securities are issued in a public offering, the issuance of common stock or the conversion of any such preferred stock that has a conversion price below the market price on the date of issuance must comply with the 20% Rule, or if the conversion price is at or above market and the conversion would result in the issuance of greater than 20% of the outstanding common stock on a post-conversion basis, such issuance must comply with the Change of Control Rule. Although we do not yet know the price of the securities to be offered in a future financing or series of financings, we are seeking shareholder approval at this time in order to be able to complete any such future financings in a timely manner in order to allow us to take advantage of favorable market conditions or heightened investor interest. Furthermore, we believe that the ability to issue securities without restriction on the issuance, conversion or exercise thereof will provide us with better leverage in negotiating the terms of any such future financing with potential investors.

In order to enable the Company to issue common stock, or allow purchasers of preferred stock or warrants to fully convert or exercise such securities, we must comply with the shareholder approval requirements of either the 20% Rule for any anticipated financing (other than in a public offering) where we propose to issue securities at a price below existing market, or the Change of Control Rule for any anticipated financing where we propose to issue securities at a price at or above market. We do not have terms, including the price of the securities issuable pursuant to the proposed financing, at this time, although the maximum amount of common stock or securities convertible into common stock discussed above will be the maximum amount of dilution experienced by our current shareholders as a result of any such issuance.

Required Vote

NASDAQ rules require that the Stock Issuance Plan receive the affirmative votes of a majority of the votes cast, in person or by proxy, at the Annual Meeting. Abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, but will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

Recommendation

The Board believes that it is in the Company’s best interest for the shareholders to authorize the issuance of securities in a subsequent financing or series of financings as described herein, so that the Company can take advantage of market conditions and raise capital as needed to fund the Company’s expansion plans and general working capital needs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE STOCK ISSUANCE PLAN FOR THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN EXCESS OF 20% OF THE AMOUNT OF OUR EXISTING OUTSTANDING SHARES AND NOT MORE THAN 3.5 MILLION SHARES, INCLUDING SHARES OF COMMON STOCK POTENTIALLY UNDERLYING PREFERRED STOCK, OPTIONS AND WARRANTS.

EXECUTIVE OFFICERS

Information concerning our executive officers who are not director nominees is provided below. See “Election of Directors” above for information regarding Dr. Durham and Mr. McKinnies.

Name	Age	Positions and Offices

Jonathan S. Barr	52	Vice President Sales and Marketing

C. Jean Bustard	52	Chief Operating Officer

Cameron E. Martin	52	Vice President Emissions Control

Richard L. Miller	56	Vice President Business Development for Utility Systems

Richard J. Schlager	58	Vice President Administration

Sharon M. Sjostrom	43	Vice President Technology

Each of the officers named above serves at the pleasure of the Board.

Mr. Barr has been Vice President Sales and Marketing of the Company since July 2004. From 1998 to early 2004, Mr. Barr was a National Vice President of Sales and Regional Vice President of Sales and Marketing for Arch Coal. From 1994 to 1998, Mr. Barr was with the C&O unit of CSX Transportation, where he served as the Director of River Coal Marketing and Market Manager for Utility Coal. Mr. Barr has a B.S. in Political Science/Business Administration from Wittenberg University.

Ms. Bustard was appointed Chief Operating Officer of the Company in June 2004. Ms. Bustard has served as Interim President of ADA Carbon Solutions, our 33% owned joint venture with Energy Capital Partners I, LP and its affiliated funds, since October 2008. Prior to her appointment as COO, she served as Executive Vice President of ADA Environmental Solutions, LLC, our wholly-owned subsidiary, beginning with its formation in 1996. Ms. Bustard was employed by ADA Technologies from 1988 through 1996. Ms. Bustard holds a B.S. in Physics Education from Indiana University, an M.A. in Physics from Indiana State University and an Executive MBA from the University of Colorado.

Mr. Martin was appointed Vice President of Emissions Control of the Company in December 2007. Prior to that appointment he served the Company as a Director of Mercury Control since 2003, Director of Engineering since 1997 and Project Manager in 1996. Mr. Martin has a B.S. in Environmental Science from West Virginia University.

Mr. Miller has served as our Vice President of Business Development since November 2005. He was previously employed by Hamon Research-Cottrell (HRC), from 1990 to November 2005, most recently as Vice President of Sales with primary responsibility in Particulate and Mercury Control Technologies. Prior to 1989, Mr. Miller was employed by Buell/GE Environmental in various technical and sales positions with direct responsibility for all fabric filter technologies. Mr. Miller currently serves as Co-Chair of the Institute of Clean Air Companies’ (“ICAC”) Mercury Control division and has previously served as Chairman of ICAC’s Fabric Filter Division. Mr. Miller has an A.A.S. in Marine Science Technology from Southern Maine University, a B.S. Degree in Management from Lebanon Valley College and an Executive MBA from Colorado Technical University.

Mr. Schlager was appointed as our Vice President of Administration of the Company in August 2007. Prior to that appointment he served as the Vice President, Contract Research and Development since 2000 and was employed by ADA Technologies from 1989 until that time. Mr. Schlager holds a B.S. in Chemistry and an M.S. in Metallurgical Engineering from the Colorado School of Mines.

Ms. Sjostrom was appointed a Vice President effective January 1, 2007. Previously she served the Company as Director, Technology Development since 2003 when we acquired her company EMC Engineering, LLC, where she served as President since 2002. From 1998 until September 2002, Ms. Sjostrom served as Director of Emissions Control for Apogee Scientific, LLC. Ms. Sjostrom has a B.S. in Mechanical Engineering from Colorado State University, an M.S. in Mechanical Engineering from the California Institute of Technology and an Executive MBA from the University of Denver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS AND MANAGEMENT AND RELATED

SHAREHOLDER MATTERS

The following table provides information with respect to the beneficial ownership of the Company’s common stock by (1) each of our shareholders whom we believe are beneficial owners of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. We base the share amounts shown on each person’s beneficial ownership as of April 19, 2010 (including options exercisable within 60 days thereof), unless we indicate some other basis for the share amounts. Percentage ownership is calculated based on 7,410,976 shares outstanding as of April 19, 2010. Except as noted below, each of the individuals named below has sole voting and investment power for the respective shares.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Jonathan S. Barr (VP Sales and Marketing) 8100 SouthPark Way, Littleton, CO	53,264(1)	*
C. Jean Bustard (Chief Operating Officer) 8100 SouthPark Way, Littleton, CO	108,105(2)	1.4%
Robert N. Caruso (Director) 8100 SouthPark Way, Littleton, CO	23,147(3)	*
Michael D. Durham (Director, President and CEO) 8100 SouthPark Way, Littleton, CO	285,569(4)	3.7%
John W. Eaves (Director) 8100 SouthPark Way, Littleton, CO	282,483(5)	3.7%
Derek Johnson (Director) 8100 SouthPark Way, Littleton, CO	23,083(6)	*
Ronald B. Johnson (Director) 8100 SouthPark Way, Littleton, CO	26,105(7)	*
W. Phillip Marcum(Director) 8100 SouthPark Way, Littleton, CO	27,960(8)	*
Cameron E. Martin (VP Emissions Control) 8100 SouthPark Way, Littleton, CO	26,553(9)	*
Mark H. McKinnies (Director, Secretary, Senior VP and CFO) 8100 SouthPark Way, Littleton, CO	143,786(10)	1.9%
Richard Miller (VP Business Development for Utility Systems) 8100 SouthPark Way, Littleton, CO	40,001(11)	*
Richard J. Schlager (VP Administration) 8100 SouthPark Way, Littleton, CO	56,526(12)	*
Sharon M. Sjostrom (VP Technology) 8100 SouthPark Way, Littleton, CO	23,969(13)	*
Jeffrey C. Smith (Director) 8100 SouthPark Way, Littleton, CO	34,248(14)	*
Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni 3400 Palos Verdes Drive West, Rancho Palos Verdes, CA 90275	607,750(15)	8.2%
Richard Swanson (Director) 8100 SouthPark Way, Littleton, CO	22,891(16)	*

Directors and Officers as a Group (15 individuals)	1,177,690(17)	13.7%
*	Less than 1%.

Notes:

(1)	Included in the amount shown are 39,600 shares to which Mr. Barr has the right to acquire beneficial ownership through stock options and 3,472 shares held in Mr. Barr’s Retirement Plan account.
(2)	Included in the amount shown are 24,543 shares to which Ms. Bustard has the right to acquire beneficial ownership through stock options, 26,000 shares of restricted stock which have not yet vested and are subject to certain repurchase rights and 14,969 shares held in Ms. Bustard’s Retirement Plan account.
(3)	Included in the amount shown are 5,000 shares to which Mr. Caruso has the right to acquire beneficial ownership through stock options.
(4)	Included in the amount shown are 50,863 shares held in Dr. Durham’s Retirement Plan account, 32,500 shares of restricted stock which have not yet vested and are subject to certain repurchase rights, and 49,010 shares to which Dr. Durham has the right to acquire beneficial ownership through stock options.
(5)	Included in the amount shown are 1,000 shares held directly by Mr. Eaves and 281,483 shares held by Arch Coal, Inc. Mr. Eaves is President, Chief Operating Officer and director of Arch Coal, Inc. and disclaims beneficial ownership of such shares.

(6)	Included in the amount shown are 5,000 shares to which Mr. Johnson has the right to acquire beneficial ownership through stock options.
(7)	Included in the amount shown are 22,772 shares held by the Johnson Family Trust and 3,333 shares to which Mr. Johnson has the right to acquire beneficial ownership through stock options.
(8)	Included in the amount shown are 5,000 shares to which Mr. Marcum has the right to acquire beneficial ownership through stock options.
(9)	Included in the amount shown are 2,417 shares to which Mr. Martin has the right to acquire beneficial ownership through stock options, 886 shares of restricted stock which have not vested and are subject to certain repurchase rights and 8,587 shares held in Mr. Martin’s Retirement Plan account.
(10)	Included in the amount shown are 36,160 shares held in Mr. McKinnies’ Retirement Plan account, 500 shares held as trustee for the MJ Kraft Trust, 26,500 shares of restricted stock which have not vested and are subject to certain repurchase rights and 34,210 shares to which Mr. McKinnies has the right to acquire beneficial ownership through stock options.
(11)	Included in the amount shown are 13,000 shares to which Mr. Miller has the right to acquire beneficial ownership through stock options, 1,500 shares of restricted stock which have not vested and are subject to certain repurchase rights and 3,465 shares held in Mr. Miller’s Retirement Plan account.
(12)	Included in the amount shown are 28,300 shares to which Mr. Schlager has the right to acquire beneficial ownership through stock options and 15,828 shares held in Mr. Schlager’s Retirement Plan account.
(13)	Included in the amount shown are 2,363 shares to which Ms. Sjostrom has the right to acquire beneficial ownership through stock options and 4,304 shares held in Ms. Sjostrom’s Retirement Plan account.
(14)	Included in the amount shown are 5,000 shares to which Mr. Smith has the right to acquire beneficial ownership through stock options.
(15)	As of December 31, 2009 per joint Schedule 13G/A filed with the SEC on February 26, 2010, which reported as follows: Stiassni Capital Partners, LP owns all of the 607,750 shares, and Stiassni Capital, LLC is the general partner of Stiassni Capital Partners, LP. Mr. Nicholas C. Stiassni is managing member of Stiassni Capital LLC. Stiassni Capital Partners, LP, Stiassni Capital, LLC and Mr. Stiassni all have shared voting and dispositive power over the 607,750 shares.
(16)	Included in the amount shown are 5,000 shares to which Mr. Swanson has the right to acquire beneficial ownership through stock options.
(17)	The amount shown includes options to purchase 221,776 shares of our common stock held by individuals in the group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our philosophy for executive compensation is set forth in a document entitled “ADA-ES Executive Compensation Plan” (the “EC Plan”) which was adopted by the Board on November 4, 2004. The EC Plan applies to the Executive Team, which includes the President/Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and all Vice Presidents of the Company. Executives become eligible to participate in this plan after completing 12 months of continuous service with ADA-ES. Participation may be modified based on the Board’s approval.

The Compensation Committee establishes the base salary for all executive officers and establishes annual performance incentives. The CEO makes recommendations as to base salary of all other executive officers to the Committee. Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. Pay ranges are set based on the local market for similar positions, with consideration given to regional and national rates of pay for employees serving similar functions in comparable companies. Base salary is typically increased annually based on cost of labor/living increases. In determining appropriate merit increases, we consider the actual market change for various job families in addition to published local CPI-U data. The market change is determined by tracking the year-over-year change in the median rate for a given position or job family using regional salary surveys. ADA-ES attempts to ensure middle market pay for solid performers and consider higher levels of pay for outstanding performers. ADA-ES does not intend to be a market leader in base compensation. A decision to materially increase or decrease compensation would be based on the aforementioned factors. In the second quarter of 2009 we instituted programs to conserve cash and working capital including a 30% reduction in cash compensation paid to certain executive officers. Such reductions are reflected in the Summary Compensation table shown below. On April 13, 2010, our Board eliminated such reductions, such that such executive officers’ cash compensation was returned to their prior levels. Our Board also approved a 10% increase in the base salary of Dr. Durham, our President and CEO, and a 5% increase in the base salaries of Mr. McKinnies, our Senior Vice President and Chief Financial Officer, and Ms. Bustard, our Chief Operating Officer, based on recent market data, the fact that we are at a critical point in implementing the Company’s growth strategy, in recognition of such executives’ recent significant achievements and to ensure retention of such individuals.

Annual performance incentives are designed to motivate the management team to achieve critical short-term goals, typically one to two years, which are expected to contribute to the long-term health and value of the organization. Incentives may be paid in cash or equity as determined by the Board. We expect that for the next few years, payment will be primarily in stock. We generally grant restricted stock awards to new executives at the Board meeting following the commencement of employment.

Incentive amounts are set based on organization level and market practices. The performance metrics under the EC Plan focus on specific business objectives set during the first half of each year. Objectives are those quantitative metrics, such as revenue and working capital, which management and the Board determine are most important to the short and long term health and value of the organization. Potential incentive amounts for 2008 and 2009 performance were established at 50% and 40% of base salary for the CEO and other members of the executive team, respectively.

In 2004, we adopted the Executive Stock Option Plan (the “2004 ESO Plan”) discussed below, and granted all 200,000 options authorized under such plan to our then five executive officers, expecting to utilize the acceleration of vesting of such options, for so long as they are available, as the means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan who are also covered in the 2004 ESO Plan for the following several years. Because the exercise prices of the outstanding options far exceeded our stock price, in early 2009, the Board vested all remaining outstanding stock options including those remaining in the 2004 ESO Plan. We have not granted options to the executive officers who received options under the 2004 ESO Plan since 2004. Our share-based compensation, including options granted under the 2003 Plan and the 2004 ESO Plan, is accounted for at an estimated fair value (See Footnote 1 to the Consolidated Financial Statements included in Item 8 of our Form 10-K for the year ended December 31, 2009).

Summary of vested shares from the 2004 ESO Plan:

	Shares	Option Exercise Price
Shares on January 1, 2005	172,920	-
2005 Vested	38,428	$8.60
2006 Vested	17,258	$8.60
2007 Vested	-	-
2008 Vested	-	-
2009 Vested	117,234	$8.60

Options granted under the 2004 ESO Plan are non-qualified stock options (“NQSO”). The Compensation Committee chose NQSOs as a means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan because it believed such options aligned the interests of the executive officers with the interest of our shareholders, provided potential additional value from appreciation and allowed the recipient to determine the timing of tax consequences from the award. From a practical standpoint, such an approach does not work if the market price of the stock is at or near the option exercise price.

Annual incentive awards under the EC Plan for the CEO and the other executive officers as a group are made by the Compensation Committee in January or February of each year with respect to the previous year’s performance. The CEO has the discretion to allocate the incentive pool set by the Committee to the other executive officers, subject to final approval by the Committee Chairman over such allocations. Annual incentives, if any, are planned for payment by February 28th of the calendar year following the incentive period. Incentives paid in cash are subject to payroll taxes. These incentives can be deferred and paid to a designated beneficiary, although that has not been the case with any incentives awarded thus far. In early 2009 the Compensation Committee approved an incentive award earned by executive officers based on 2008 performance under the EC Plan and a discretionary award with a value of approximately $400,000 in the aggregate for the CEO and the other executive officers as a group (the “2008 Incentive Award”). The Compensation Committee allocated 25% of the 2008 Incentive Award to the CEO and gave the CEO discretion to allocate the remaining $300,000 to the other executive officers. Each executive officer could elect to receive up to 50% of his or her portion of the 2008 Incentive Award in cash. In early 2010 the Compensation Committee approved an incentive award earned by executive officers based on 2009 performance under the EC Plan with a value of approximately $210,000 in the aggregate for the CEO and the other executive officers as a group (the “2009 Incentive Award”). The Compensation Committee allocated 25% of the 2009 Incentive Award to the CEO and gave the CEO discretion to allocate the remaining $157,500 to the other executive officers. Each executive received 100% of his or her portion of the 2009 Incentive Award in the Company’s stock to the extent issuance was not capped by the annual per share limit of the 2007 Plan (defined below).

From time to time the Board may recognize exemplary performance of any executive with a cash or stock award. Exemplary performance is performance that the Board determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the organization. No such payments were made in 2009.

The use of equity payments, such as using accelerated vesting of options granted under the 2004 ESO Plan to make incentive payments and the award of stock-based incentives for achieving specific project milestones, is intended to link short-term success to long-term performance and decision making, and to align management and shareholder interests. Payments may be made in shares or options, as determined by the Board, considering accounting and regulatory restrictions, and the financial condition of the Company. The stock portions of the 2009 Incentive Award and the 2008 Incentive Award are shown below in the Summary Compensation table under the “Stock Award” column. The cash portions of the 2008 Incentive Award are shown below in the Summary Compensation table under the “Bonus” column.

Crowfoot Incentive Program for Certain Executive Management

In March 2008, the Compensation Committee and the Board approved an incentive program (the “Crowfoot Incentive Program”) pursuant to the 2007 Plan under which 172,500 shares of ADA-ES common stock were awarded (but not vested) to four of our executive officers and an independent consultant as an incentive for the executives and the consultant to work diligently to attain certain milestones related to progress on the development, construction and operation of our activated carbon production facility. The facility is being developed by Red River Environmental Products, LLC, a wholly-owned subsidiary of ADA Carbon Solutions, LLC (formerly known as Crowfoot Development, LLC), our joint venture with Energy Capital Partners I, LP and its affiliated funds.

The eligible recipients of awards under the Crowfoot Incentive Program, and the number of shares awarded to each, are as follows: Michael Durham – 57,500 shares, Mark McKinnies – 46,000 shares, C. Jean Bustard – 46,000 shares, Richard Miller – 11,500 shares and Financial Consultant – 11,500 shares. A portion of the shares awarded to each of the recipients “vests” upon attainment of each defined milestone. In no event will the shares attributable to a milestone vest in the recipient if the milestone is not attained by a certain date (unless the milestone due date is extended, as described below).

The milestones under the Crowfoot Incentive Program are as follows:

•	Strategic Partner Plus Promote

•	Off-Take Contracts

•	Financial Close; and

•	Project Schedule – Plant Start Up

Each milestone has a target date by which the milestone is intended to be satisfied. The number of shares that become eligible for vesting diminishes by five percent (5%) of the number committed to a particular milestone for each month after the target date that the milestone remains unsatisfied. Therefore, if a particular milestone remains unsatisfied for twenty months after its target date, no shares will ever vest for that milestone and all shares attributed to that milestone will be eligible for repurchase by the Company for $.01 per share. Each recipient can request that we purchase up to 35% of the shares upon vesting for the fair market value of the shares (as defined in the 2007 Plan) to assist the recipient with tax obligations that may be owing at the time of vesting. The determination as to whether to purchase such shares rests solely in our discretion. On October 15, 2008, the Compensation Committee amended the Crowfoot Incentive Program to extend the dates for attainment of all of the defined milestones for five months from their respective original due dates due to delays in the project largely resulting from the acquisition of our designated engineering, procurement and construction company, which the Compensation Committee determined should not penalize the Program grantees. In addition, the “Strategic Partner Plus Promote” milestone deadline was waived for the same reasons.

The Compensation Committee determined that the “Strategic Partner Plus Promote” milestone was attained on October 1, 2008, and all of the shares of Common Stock dedicated to that Milestone (totaling 35,833 shares, including 32,500 granted to four of our officers) vested on November 10, 2008 (the next available date within an open trading window) . The officers whose shares vested as a result of attainment of this milestone are Dr. Michael Durham (12,500 shares), Mr. Mark McKinnies (10,000 shares) and Ms. C. Jean Bustard (10,000 shares).

The Compensation Committee determined that the “Off-Take Contracts” Milestone was attained on November 12, 2009, and all of the shares of Common Stock dedicated to that Milestone (totaling 45,833 shares, including 42,500 shares granted to four of our executive officers) vested on that date. The named executive officers whose shares vested as a result of the attainment of this Milestone are Dr. Michael Durham (12,500 shares), Mr. Mark McKinnies (10,000 shares), Ms. C. Jean Bustard (10,000 shares) and Mr. Richard Miller (10,000 shares).

On March 25, 2010, the Compensation Committee amended the Crowfoot Incentive Program to extend the date for attainment of the “Financial Close” milestone. The due date for the Financial Close milestone was extended by 15.5 months from the previous due date as a result of delays in obtaining project financing that we believe were primarily caused by general economic conditions, which the Compensation Committee decided should not penalize the Program grantees.

Stock Price Incentive Program for Certain Executive Management

In April 2008, the Compensation Committee established a “Stock Price Incentive Program,” for which 100,000 shares were reserved under the 2007 Plan. Any or all of the shares may be granted to executive officers, but as of this time, no awards have been made and no determination has been made as to which executive officers, if any, will be awarded shares or how many shares will be awarded. The restricted stock expected to be awarded pursuant to such program will vest on the day after the price (based on last sale price for a trading day) of our common stock has equaled or exceeded $35.00 a share for 20 consecutive trading days, provided such price occurs on or before April 15, 2011.

Refined Coal Activities Supplemental Compensation Plan

The Compensation Committee of our Board of Directors has approved the establishment of a supplemental compensation plan to be called the “Refined Coal Activities Supplemental Compensation Plan” pursuant to which a fund will be established consisting of seven percent (7%) of the net profit, on a cash received basis, resulting from the Company’s “Refined Coal Activities” (as defined in the Plan), which will be determined based on the “Net Contribution Margin,” as defined, of each activity contributing to the Plan. As of this time, Refined Coal Activities include only the activities being carried out through our Clean Coal joint venture with NexGen, although the Compensation Committee can designate other activities to be included in the Plan. The amount available to the fund will be based on full cost accounting from the start of the activity contributing revenue to the fund, and revenue from any given customer will be included in the Plan for three years from the date revenue is first received from the customer. The amount available for distribution under the Plan will be calculated and paid annually following the close of our fiscal year. Three percent of the net profit, if any, from Refined Coal activities (42.86% of the fund) will be paid to the Company’s Chief Executive Officer, Michael Durham, and four percent of the net profit (57.14% of the fund) will be paid to eligible Plan participants (consisting of employees, contractors and consultants) who will be chosen annually by Dr. Durham (following the end of each fiscal year), based on their contributions to our Refined Coal Activities during the prior fiscal year.

Other Aspects of Executive Employment

There is no severance pay policy or other benefits payable after termination for any executive. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below regarding executives’ obligations after termination.

In the event of a restatement of income, any overpayments made to executives may be reclaimed at the discretion of the Board of Directors.

In 2006 we obtained key person term insurance for our CEO, COO and CFO in the amount of $2 million for each individual. In 2008 the key person term insurance for our CEO was increased to $10 million, and in 2009 it was reduced to $5 million. The policies may be assigned to the individuals upon termination of employment other than for cause whereupon the executive would be responsible for any premium payments.

Executives are encouraged to own a number of shares of stock equal to a value of at least one (1) times the annual base salary as a condition of continued employment with ADA-ES. Executives have five (5) years from the later of November 4, 2004 (the date the EC Plan was adopted) or the date of hire/promotion to accomplish this level of ownership. Ownership is calculated considering holdings of restricted stock, whether or not the restrictions have expired, private holdings, and shares held in retirement accounts. Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings. The Compensation Committee reviewed executive equity ownership against the ownership goals for our executives in April 2010.

After ownership requirements have been met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may exercise vested stock options and sell shares to pay for the exercise price and withholding tax, except as otherwise provided for in the underlying stock option agreement. The Company must be advised of any sale of stock options or shares of stock at least 30 days in advance or the executive must be engaged in a pre-announced program sale in compliance with federal securities laws, and such sales must be made in compliance with our insider trading policy.

Executives leaving the Company may be required to hold their stock in the Company for at least 6 months after leaving the Company.

Our Retirement Plan covers all eligible employees. Pursuant to that plan, we make matching contributions to each eligible employee’s account up to 7% of the employee’s eligible compensation, and may make, at the discretion of the Board, contributions based on the profitability of the Company to those accounts. Beginning in June 2009, we have made our matching contributions in shares of the Company’s common stock. No discretionary contributions were made to the Plan in either 2008 or 2009. Investments in an employee’s account may be made in stocks, bonds, mutual funds and other investments permitted by the Plan’s administrator.

Employee contributions to the plan are 100% vested. Company contributions become 100% vested if an employee’s employment ends after the date such employee attains normal retirement age (age 65), dies or becomes disabled. If an employee’s employment is terminated prior to the date the employee attains normal retirement age (65) or dies or becomes disabled, the employee will become vested in the Company’s matching contributions and any discretionary contributions according to the schedule below:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

The following summary compensation table shows compensation during the fiscal years ended December 31, 2009 and 2008 of those persons who were, at December 31, 2009, our principal executive officer (“PEO”), and the two most highly compensated executive officers other than the PEO (collectively, the “NEOs”). Mark McKinnies is our principal financial officer (“PFO”). The structure of pay for each NEO is the same, although as noted above the potential incentive amounts under the EC Plan for 2008 and 2009 performance were established at 50% of base salary for the PEO and 40% of base salary for other NEOs.

Summary Compensation Table for Years Ended December 31, 2008 and 2009

Name of Individual and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Michael D. Durham	2009	$209,651	$-0-	$ 84,220	$-0-	$-0-	$-0-	$13,438	$307,309
President, CEO and Director (PEO)	2008	$236,443	$50,000	$270,411	$-0-	$-0-	$-0-	$16,539	$573,483

Mark H. McKinnies	2009	$175,274	$-0-	$ 60,990	$-0-	$-0-	$-0-	$11,077	$247,341
Senior VP, CFO and Director (PFO)	2008	$197,471	$35,000	$252,374	$-0-	$-0-	$-0-	$13,417	$498,262

C. Jean Bustard	2009	$164,074	$-0-	$ 60,990	$-0-	$-0-	$-0-	$10,517	$235,581
COO	2008	$185,711	$35,000	$252,600	$-0-	$-0-	$-0-	$12,944	$486,255

(1)	Amounts represent a reduction in wages that may or may not be paid in the future and includes wages that were deferred in 2009 and paid in stock in 2010.
(2)	Amounts represent the cash portions of the 2008 Incentive Award (paid in 2009).
(3)	Amounts represent the stock portions of the 2009 Incentive Award (issued in 2010), the 2008 Incentive Award (issued in 2009), and the Crowfoot Incentive Award (issued in 2008). Each of the NEOs elected to receive 50% of their 2008 Incentive Award in cash.
(4)	Amounts represent 401(k) matching payments in cash or stock made or accruing to the Retirement Plan by the Company for the benefit of the named individual.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Award: Market Value of Unearned Shares That Have Not Vested
Name	(1)	(1)						(2)	(2)

Michael D. Durham	49,010	-0-	-0-	$8.60	8/23/14	-0-	-0-	32,500	$198,250

Mark H. McKinnies	34,210	-0-	-0-	$8.60	8/23/14	-0-	-0-	26,000	$158,600

C. Jean Bustard	24,543	-0-	-0-	$8.60	8/23/14	-0-	-0-	26,000	$158,600

(1)	Represents options granted on August 23, 2004 pursuant to our 2004 ESO Plan. The securities shown as “Unexercisable” as of December 31, 2008 were vested on January 8, 2009 by action of our Board of Directors for performance with respect to the year ended December 31, 2008. Please see the description of our EC Plan above for more information on performance-based vesting of these options.
(2)	The shares consist of Crowfoot Incentive Program awards granted on March 17, 2008. These shares will vest, if ever, upon the attainment of certain milestones set forth in the Program. The market value of such shares was determined based on a share price of $6.10 at December 31, 2009.

Nonqualified Deferred Compensation

Although our EC Plan allows for deferrals of payment, the Company does not currently have any deferred compensation plans that apply to the NEOs.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have executed employment agreements with every full-time employee, including our executive officers. The agreements with all of our executive officers contain the following provisions:

1.	Description of position, duties, authority, compensation, benefits and obligation of the employee to devote full time to the fulfillment of his/her obligations under the agreement.
2.	Obligations to disclose and Company ownership of inventions and confidential subject matter, which obligations survive for two years after termination of employment.
3.	Assignment of inventions, obligations regarding inventions and confirmation of no Company obligation to commercialize inventions, all of which survive after termination of employment.
4.	Acknowledgement that copyright works are “works for hire” and obligation of employee to maintain written records of all inventions and confidential subject matter.
5.	Restrictive obligations relating to confidential subject matter, which survive after termination of employment.
6.	Acknowledgement and agreement regarding no conflicting obligations and obligations upon termination of employment.

The agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer also contain the following provisions:

1.	Automatic extensions for one-year periods unless previously terminated with appropriate advance notice.
2.	Three months’ prior written notice of intent to terminate by either the Company other than for cause, death or permanent disability or the employee.

The compensation amounts included in the employment agreements are subject to annual adjustment and the compensation levels for the named executive officers are shown in the tables above. None of our employment contracts or other agreements contain any provisions for the payment of any amounts that result from or will result from the resignation, retirement or any other termination of any executive officer’s employment with us or from a change-in-control of the Company or a change in the named executive officer’s responsibilities following a change-in-control except as described below.

Under our stock incentive plans, unless otherwise provided in a stock option agreement, options held by a director, executive or employee are exercisable after such person’s death or permanent disability without regarding to any vesting requirements of such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from the reporting persons, each Nominee and Executive Officer, with the exception of C. Jean Bustard, filed two late reports each of which contained one transaction not reported on a timely basis. C. Jean Bustard filed one late report containing one transaction not reported on a timely basis.

Risks Arising from Compensation Policies and Practices

We believe that our compensation policies and practices do not motivate excessive or imprudent risk-taking. We note the following key aspects of our compensation in making this determination:

•	The Company’s EC Plan is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals in addition to the short-term health of the organization;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•

Our Crowfoot Incentive Program is based on achievement of specifically identified and disclosed milestones, all of which promote the long-term achievement of the operation of the activated carbon facility; and

•	When considering the Company’s executive share ownership and holding requirements, the Company’s compensation programs are weighted towards offering long-term incentives.

Because of these factors, we determined that our compensation policies and practices, both for our employees generally and for our executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Our Nominating and Governance Committee has responsibility for reviewing the compensation plan for our non-management directors annually and making recommendations to the entire Board for approval. The Committee has not delegated authority to any other person to determine director compensation. Our two executive officers who serve on the Board have provided their views as to the amount and form of director compensation, and Mr. McKinnies, our Chief Financial Officer, has made recommendations to the Committee regarding the form of compensation (i.e. cash or stock) and tax and accounting ramifications of awards. In addition, the two executive officers who serve on our Board vote on the recommendations for director compensation made by the Committee to the Board. In 2009, the Committee reviewed industry data from the Mountain States Employers Council (“MSEC”) and the National Association of Corporate Directors 2008-09 Director Compensation Report and Survey Data and has sought the input of representatives of such Council on its compensation structure and amounts. MSEC has also been engaged by the Compensation Committee and has assisted with the design and application of the EC Plan, advised on the appropriateness of incentive levels for executive positions and provided assistance in setting the weight for metrics in modeling the EC Plan.

•

Annual Retainer. In 2009, each non-management director was entitled to receive a $70,000 annual retainer, at least $35,000 of which is payable in stock (not to exceed 10,000 shares in any calendar year) and the remainder of which is payable in cash

•	Initial Appointment or Election. Directors receive a one-time award of options to acquire 5,000 shares of our common stock upon initial appointment or election to the Board.

•

Chairman Retainers. The Chairman of the Board and Chairman of the Audit Committee each received $10,000 per year, and the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received $5,000 per year for their services in such positions. These amounts are all paid in cash.

•

Committee Service Retainers. Directors receive $2,500, payable in cash, for each standing committee on which such director serves (unless such director is receiving compensation for acting as Chairman of such Committee, in which case no additional sum is paid). From time to time, the Board of Directors may also establish special committees. In 2009, Messrs. Caruso, Derek Johnson, Marcum and Swanson each served on a special committee established by the Board, and each was compensated for his services on the special committee at a flat rate of $250 per hour plus expenses.

We have maintained directors and officers insurance coverage for our directors and executive officers since May 2006. The annual cost of such coverage is approximately $110,000.

Director Compensation During the Year Ended December 31, 2009

The following amounts were paid to our non-management directors who served during 2009. Dr. Durham and Mr. McKinnies do not receive any additional compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total
Robert Caruso(1)	$55,063	$27,247	$-0-	$-0-	$-0-	$82,310
John Eaves (2)	$31,000	$29,420	$-0-	$-0-	$-0-	$60,420
Derek Johnson	$38,438	$27,205	$-0-	$-0-	$-0-	$65,643
Ronald Johnson(3)	$32,938	$26,691	$-0-	$-0-	$-0-	$59,629
W. Phillip Marcum	$45,126	$29,420	$-0-	$-0-	$-0-	$74,546
Jeff Smith	$34,667	$29,586	$-0-	$-0-	$-0-	$64,253
Richard Swanson(4)	$47,125	$26,774	$-0-	$-0-	$-0-	$73,899

Totals	$284,357	$196,343	$-0-	$-0-	$-0-	$480,700

(1)	Amounts for services from Mr. Caruso are paid to B/3 Management Resources, LLC.
(2)	Amounts for services from Mr. Eaves are paid to Arch Coal, Inc.
(3)	Amounts for services from Mr. Ronald Johnson are paid to Twin-Kem International, Inc.
(4)	Amounts for services from Mr. Swanson are paid to R&K Corp.
(5)	Amounts represent retainer for services on board, services on the Audit, Nominating and Governance, Compensation and special committees.
(6)	The fair value of stock awards, which represents the closing price on the date of issuance of $2.59 and $3.09 times the number of shares issued, for awards on April 2, 2009 and June 1, 2009 respectively, to each non-management director of shares of common stock as a portion of his compensation for services performed from June 2009 through May 2010. The aggregate number of stock awards for each non-management director, in the order listed in the table, during the year ended December 31, 2009 was 8,862, 9,563, 8,846, 8,682, 9,563, 9,627 and 8,714.
(7)	The aggregate number of fully vested outstanding stock options for each non-management director, in the order listed in the table, as of December 31, 2009 was 5,000, 5,000, 5,000, 3,333, 5,000, 5,000, and 5,000, respectively. No options were awarded to our directors in the 2009 fiscal year.

STOCK INCENTIVE PLANS

2002 ADA-ES, Inc. Stock Option Plan

During 2003, the Company adopted the 2002 ADA-ES, Inc. Stock Option Plan, which was originally referred to as the 2002 Stock Option Plan (the “2003 Plan”), and reserved 400,000 shares of Common Stock for issuance under the plan. In general, all options granted under the 2003 Plan expire ten years from the date of grant unless otherwise specified by the Company’s Board. The exercise price of options was determined by the Compensation Committee of the Board at the time the option was granted of not less than 100% of the fair market value of a share of our Common Stock on the date the option is granted. During the first quarter of 2006, 19,900 options were granted under this plan. This plan was replaced by the 2007 Equity Incentive Plan described below, and as a result, 148,506 shares of Common Stock that were originally reserved for issuance upon exercise of options grantable under the 2003 Plan were removed from the 2003 Plan. As of December 31, 2009, 70,269 options remained outstanding and exercisable.

2004 ESO Plan

During 2004, we adopted the 2004 ESO Plan, which did not require shareholder approval. The 2004 ESO Plan authorized the grant of up to 200,000 options to purchase shares of our common stock to our executive officers. The 2004 ESO Plan is intended to promote our growth and profitability by awarding options to purchase our common stock in exchange for services performed and to be performed in the future. Options granted under the 2004 ESO Plan are generally intended to be non-qualified stock options (“NQSO”) for federal income tax purposes. The 2004 ESO Plan is administered by our Compensation Committee. In general, the exercise price of an option will be determined by the Compensation Committee at the time the option is granted and will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. Under the 2004 ESO Plan, the grant of options is limited to 60,000 per individual. The options are exercisable over a 10-year period based on a vesting schedule, typically between 5% and 20% per year, which may be accelerated based on performance of the individual recipients as determined by our Compensation Committee. During 2004, all 200,000 options were granted under the 2004 ESO Plan to five executive officers, each of whom is a full-time employee. In January 2005 and 2006 and in February 2007, our Compensation Committee authorized the accelerated vesting of 27,080 options, 38,428 options, and 17,258 options, respectively, under the 2004 ESO Plan based on performance metrics in the EC Plan that were met and other discretionary amounts. No accelerated vesting was authorized for 2007 performance as noted above. During 2007, 7,057 previously vested options were exercised. As of December 31, 2009, 166,663 options remain outstanding and exercisable under this plan.

2004 Stock Compensation Plan #2

During 2004, we adopted the 2004 Stock Compensation Plan #2 (the “2004 Plan”) for the issuance of shares and the grant of options to purchase shares of our common stock to our non-management directors. The 2004 Plan was approved by our shareholders at our 2005 Annual Meeting. The 2004 Plan is intended to compensate our non-management directors by awarding shares and options to purchase shares for services they rendered during 2004 and 2005 and will continue to render in subsequent years. The 2004 Plan provided for the award of 603 shares of our common stock per individual non-management director (4,221 shares in total), and the grant of 5,000 options per individual non-management director (35,000 in total), all of which were formally granted and issued in 2005 after approval of the 2004 Plan by our shareholders. The stock awards and vested portion of the stock option grants to non-management directors represent a portion of compensation for services performed from October 2004 through September 2005. The option exercise price of $13.80 per share for the stock options granted on November 4, 2004 was the market price on the date of the grant. The options are exercisable over a period of five years and will vest over a three-year period, one-third each year for continued service on the Board. If such service is terminated, the non-vested portion of the option is forfeited. As of December 31, 2009, 13,333 options remain outstanding and exercisable under this plan.

2005 Directors’ Compensation Plan

During 2005 we adopted the 2005 Directors’ Compensation Plan (the “2005 Plan”), which authorized the issuance of shares of common stock and the grant of options to purchase shares of our common stock to non-management directors. The 2005 Plan was approved by our shareholders at the 2005 Annual Meeting. The 2005 Plan is intended to advance our interests by providing eligible non-management directors an opportunity to acquire or increase an equity interest in the Company, create an increased incentive to expend maximum effort for our growth and success and encourage such eligible individuals to continue to service the Company. The 2005 Plan provides a portion of the annual compensation to our non-management directors in the form of awards of shares of common stock and vesting of options to purchase common stock for services performed for the Company. Under the 2005 Plan, the award of stock is limited to 1,000 shares per individual per year, and the grant of options is limited to 5,000 per individual in total. The aggregate number of shares of common stock reserved for issuance under the 2005 Plan totals 90,000 shares (50,000 in the form of stock awards and 40,000 in the form of options). The exercise price is the market price on the date of grant, the shares of common stock underlying the option will vest at a rate of no more than 1,667 shares per annual period per individual, and any unvested shares of Stock that are outstanding at the date the individual is no longer a director are forfeited. Shares may be issued and options may be granted under the 2005 Plan only to non-management directors of the Company or its subsidiaries.

The 2005 Plan will terminate ten years after the date of its adoption, if not earlier terminated by the Board. It may be amended, modified or terminated at any time if and when it is advisable in the absolute discretion of the Board, although certain amendments are subject to approval of regulatory bodies and our shareholders. No such amendment may adversely affect any options previously granted under the Plan without the consent of the recipient(s). The 2005 Plan is administered by a committee appointed by the Board, which currently consists of all Board members. As of December 31, 2009, 20,000 options remain outstanding and exercisable under this plan.

2007 Plan

During 2007, the Company adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which replaces the 2003 Plan. The 2007 Plan authorizes the issuance to employees, directors and consultants of up to 745,779 shares of Common Stock, either as restricted stock grants or to underlie options to purchase shares of our Common Stock. Under the 2007 Plan, the award of stock is limited to not more than 30,000 shares per individual per year with a maximum of 10,000 shares grantable in any year to non-management Directors. In general, all options granted under the 2007 Plan will expire ten years from the date of grant unless otherwise specified by the Board. The exercise price for options granted under the 2007 Plan will be the market price on the date of grant and the shares of Common Stock underlying the option will vest on the passage of specified times following the date of grant, the occurrence of one of more events, the satisfaction of performance criteria or other conditions specified by the Board. As of December 31, 2009, no options have been granted under the 2007 Plan.

In March 2008, in connection with the Crowfoot Incentive Program, 172,500 shares of our common stock were reserved for award, and as of January 2010 an equal amount of shares of restricted stock have been awarded to four of our executive officers and an independent consultant for that Program. The shares awarded pursuant to the Crowfoot Incentive Program only vest upon attainment of certain milestones, as described above under “Executive Compensation.”

In April 2008, 100,000 shares of our common stock were reserved under the 2007 Plan for issuance pursuant to our Stock Price Incentive Program.

2009 Profit Sharing Retirement Plan

In June 2009, the Company revised its ADA-ES, Inc. Profit Sharing Retirement Plan, which is a plan qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The revision allows the Company to issue shares of Common Stock to employees to satisfy its obligation to match employee contributions under the terms of the 401(k) Plan in lieu of matching contributions in cash. The Company reserved 300,000 shares of its Common Stock for this purpose. The value of Common Stock issued as matching contributions under the 401(k) Plan is determined based on the per share market value of our Common Stock on the date of issuance. As of December 31, 2009, we issued 71,100 shares of Common Stock under the 401(k) Plan.

In July 2009 the Board awarded stock pursuant to the 2007 Plan to the Company’s non-management directors in partial payment of fees for services provided from June 2009 through May 2010. A total of 61,412 shares were issued and are included in the Director Compensation table shown above.

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	317,666	$8.60	267,232
Equity compensation plans not approved by security holders (2)	256,388	$7.35	247,965

Total	574,054	$8.04	515,197

(1)	Amounts shown represent options and/or shares covered under our 2003 Plan, our 2004 Plan, our 2005 Plan and our 2007 Plan described above.
(2)	Amounts shown represents 10-year options to purchase 9,000 shares granted to a consultant in 2005 at an exercise price of $14.60, 10-year options to purchase a total of 4,625 shares granted to two consultants in 2004 at an exercise price of $13.80, options covered under our 2004 ESO Plan and our 401(k) Plan described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than our compensation arrangements and employment agreements with our executive officers, described above, we did not have any related-party transactions during the 2009 fiscal year.

Private Placement to Arch Coal

On March 23, 2010, we entered into a subscription agreement (the “Subscription Agreement”) with Arch Coal for the issuance and sale in a private placement of an aggregate of 143,885 shares of our common stock at a purchase price of $6.95 per share for aggregate proceeds of $1.0 million. The per-share price for the private placement was the closing sales price of our common stock as listed on the NASDAQ Capital Market on March 22, 2010, the day before we entered into the Subscription Agreement, We intend to use the net proceeds of the private placement to make capital contributions to Clean Coal to fund our 50% share of the repayment by Clean Coal of the NexGen Loan. No placement agent was involved in the transaction.

John Eaves is the President and Chief Operating Officer and a director of Arch Coal and also one of the members of our Board of Directors. Mr. Eaves abstained from voting on the private placement. In addition, as required by our related-party transaction policy, the private placement was approved by our audit committee before being recommended to the Board for approval and was then approved by the disinterested members of the Board.

Proposed License Agreement with Arch Coal

We are also in the process of negotiating an agreement with Arch Coal to exclusively license to Arch Coal technology relating to additives that may be applied to coal to limit HAPs emissions from burning that coal in boilers and enhancing the marketability of such coal, pursuant to which they would pay us a non-refundable initial license fee of $2.0 million in cash, and additional fees based on sales of coal to which such technology has been applied. We anticipate that any license agreement with Arch Coal would be subject to review and approval by our audit committee and the disinterested members of our Board.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT

ANNUAL MEETING OF SHAREHOLDERS

We anticipate that our next Annual Meeting of Shareholders will be held in June 2011. Any Shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy material related to the next Annual Meeting of Shareholders must do so in writing and it must be received at our principal executive offices on or before December 31, 2010. If a shareholder intends to submit a proposal at the meeting that is not included in the Company’s proxy statement, and the shareholder fails to notify the Company prior to March 25, 2011 of such proposal, then the proxies appointed by the Company’s management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must own 1% or more of the outstanding shares or $2,000 in market value, of our Common Stock and must have continuously owned such shares for one year and intend to continue to hold such shares through the date of the Annual Meeting in order to present a shareholder proposal to the Company.

ANNUAL REPORT ON FORM 10-K

We will provide our Annual Report on Form 10-K concerning our operations during the fiscal year ended December 31, 2009, including certified consolidated financial statements and any financial statement schedules for the year then ended, to our shareholders without charge upon request to Mark H. McKinnies, Secretary, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120. Exhibits listed in the Form 10-K are available upon request to shareholders at a nominal charge for printing and mailing.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting of Shareholders. If other matters properly come before the Meeting, the persons named in the accompanying form of Proxy intend to vote on such other matters in accordance with their best judgment.

PROXY	For an Annual Meeting of Shareholders of	PROXY
ADA-ES, INC.

Proxy Solicited on Behalf of the Board of Directors

This proxy will be voted in respect of the matters listed in accordance with the choice, if any, indicated in the spaces provided. If no choice is indicated, the proxy will be voted for such matter. If any amendments or variations are to be voted on, or any further matter comes before the Meeting, this proxy will be voted according to the best judgment of the person voting the proxy at the Meeting. This form should be read in conjunction with the accompanying Notice of Meeting and Proxy Statement.

NOTES:

1. Please date and sign (exactly as the shares represented by this Proxy are registered) and return promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. If no date is stated by the shareholder(s), the Proxy is deemed to bear the date upon which it was mailed by management to the shareholder(s).

2. To be valid, this Proxy form, duly signed and dated, must arrive at the office of the Company’s transfer agent, Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the day of the Meeting or any postponement or adjournment thereof.

The undersigned shareholder of ADA-ES, Inc. (the “Company”) hereby appoints Michael D. Durham and Robert N. Caruso or, failing them, Mark H. McKinnies, as nominee of the undersigned to attend, vote and act for and in the name of the undersigned at the Annual Meeting of the Shareholders of the Company (the “Meeting”) to be held at the Company’s offices, located at 8100 SouthPark Way, Unit B in Littleton, Colorado on Wednesday, June 16, 2010, at 9:00 a.m. (local time), and at any postponement or adjournment thereof, and the undersigned hereby revokes any former proxy given to attend and vote at the Meeting.

THE NOMINEE IS HEREBY INSTRUCTED TO VOTE AS FOLLOWS WITH RESPECT TO THE FOLLOWING MATTERS PROPOSED BY THE COMPANY:

1. PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

Nominees:
Robert N. Caruso
Michael D. Durham
John W. Eaves
Derek C. Johnson
Ronald B. Johnson
W. Phillip Marcum
Mark H. McKinnies
Jeffrey C. Smith
Richard J. Swanson

[    ]  FOR All NOMINEES

[    ]  WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ]  FOR ALL NOMINEES, EXCEPT THE FOLLOWING:

2. PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF EHRHARDT, KEEFE, STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010:

[    ]  FOR

[    ]  AGAINST

[    ]  ABSTAIN

3. PROPOSAL TO APPROVE THE STOCK ISSUANCE PLAN FOR THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN EXCESS OF 20% OF THE AMOUNT OF OUR EXISTING OUTSTANDING SHARES AND NOT MORE THAN 3.5 MILLION SHARES, INCLUDING SHARES OF COMMON STOCK POTENTIALLY UNDERLYING PREFERRED STOCK, OPTIONS AND/OR WARRANTS IN CONNECTION WITH RAISING CAPITAL FOR IMPLEMENTING OUR GROWTH PLANS AND FOR GENERAL WORKING CAPITAL PURPOSES:

[    ]  FOR

[    ]  AGAINST

[    ]  ABSTAIN

4.To consider and vote upon such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

Dated this          day of                     , 2010.

Signature of Shareholder(s)

(Please print name of Shareholder[s])

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.